INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Moxham Bank Corporation
Johnstown, Pennsylvania



   We have audited the accompanying consolidated balance sheet of Moxham
Bank Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1995. These financial state-ments are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and signifi-cant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Moxham Bank Corporation and subsidiaries as of December 31, 1995, and the consolidated results of their operations and their cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                            /s/ Barnes, Saly & Company, LLP

February 15, 1996